As filed with the Securities and Exchange Commission on May 21, 2003.

                         Registration No. 333-__________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
           ----------------------------------------------------------



                                    FORM S-8

             Registration Statement under The Securities Act of 1933



                               USURF America, Inc.
        ----------------------------------------------------------------

             (Exact Name of Registrant as Specified in its Charter)



             NEVADA                                       91-2117796
-------------------------------                ---------------------------------
(State or Other Jurisdiction of                (IRS Employer Identification No.)
 Incorporation or Organization)



        6005 Delmonico Drive, Suite 140, Colorado Springs, Colorado 80919
                                 (719) 260-6455
        ----------------------------------------------------------------
          (Address, Including Zip Code, and Telephone Number, Including
             Area Code, of Registrant's Principal Executive Office)



                   Agreement for Consulting and Legal Services
        ----------------------------------------------------------------
                            (Full title of the plan)



                     Douglas O. McKinnon, President and CEO
                   USURF America, Inc., 6005 Delmonico Drive,
                   Suite 140, Colorado Springs, Colorado 80919
                                 (719) 260-6455

                (Name, Address, Including Zip Code, and Telephone
               Number, Including Area Code, of Agent for Service)



               Copies to:       Eric Newlan, Esq.
                                 NEWLAN & NEWLAN
                             819 Office Park Circle
                             Lewisville, Texas 75057
                                  972-353-3880


==============================================================================================
                                 CALCULATION OF REGISTRATION FEE
==============================================================================================

 Title of each class      Amount to          Proposed           Proposed          Amount of
    of securities       be registered         maximum           maximum       registration fee
  to be registered                      offering price per     aggregate
                                               unit          offering price
--------------------  ----------------  -------------------  ---------------  ----------------
Common Stock, $.0001  3,500,000 issued        $.09(1)           $315,000           $25.48
      par value            shares
                      ----------------  -------------------  ---------------  ----------------
        Total         3,500,000 shares                          $315,000           $25.48
--------------------  ----------------

     (1) Estimated in accordance with Rule 457(c) solely for the purpose of calculating the registration fee on the basis of the closing price reported on the American Stock Exchange on May 19, 2003, $.09 per share.

                                   PROSPECTUS

                               USURF America, Inc.

                        3,500,000 Shares of Common Stock
                          ($.0001 par value per share)

        Issued Pursuant to an Agreement for Consulting and Legal Services

This prospectus is part of a registration statement which registers 3,500,000 shares of common stock, $.0001 par value per share, of USURF America, Inc., which have been issued, as described herein, to Newlan & Newlan, Attorneys at Law, consultants and legal counsel to our company, pursuant to an agreement for consulting and legal services. Newlan & Newlan has been issued a total of 3,500,000 shares of our common stock pursuant to its agreement. Newlan & Newlan is a selling shareholder under this prospectus. The shares were issued to Newlan & Newlan pursuant to a compensation contract which provides for the issuance of the common stock to Newlan & Newlan. This selling shareholder has advised us that it may sell all or a portion of its shares of common stock from time to time in the market in negotiated transactions, directly through brokers, or otherwise, and that these shares will be sold at market prices prevailing at the time of any sales or at negotiated prices.

No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus, and, if given or made, this information or representation must not be relied upon as having been authorized by us. Nothing contained herein shall, under any circumstance, create any implication that there has been no change in the affairs of USURF America since the date of this prospectus.

Neither the Securities and Exchange Commission nor any state securities regulator has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.



                  The date of this prospectus is May 20, 2003.

     ----------------------------------------------------------------------
                       WHERE YOU CAN FIND MORE INFORMATION
     ----------------------------------------------------------------------

We have filed a registration statement on Form S-8 with the SEC under the Securities Act with respect to our common stock to be sold in this offering. This prospectus, which is part of the registration statement, does not contain all of the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any contract, agreement or other document of USURF America, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract, agreement or other document. You may review a copy of the registration statement, including exhibits, at the SEC's public reference room at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC located at Seven World Trade Center, Suite 1300, New York, New York 10048, or at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Please call 1-800-SEC-0330 for further information about the operation of the public reference rooms. The registration statement and our other SEC filings can also be reviewed by accessing the SEC's Internet site at http://www.sec.gov, which contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information on file at the public reference rooms. You can also request copies of these documents, for a copying fee, by writing to the SEC.


     ----------------------------------------------------------------------
                  INFORMATION OF CERTAIN DOCUMENTS BY REFERENCE
     ----------------------------------------------------------------------

The following documents filed by us with the SEC are incorporated by reference and made a part hereof:

     1.   Annual Report on Form 10-KSB/A for the year ended December 31, 2002;

     2.   Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;

     3.   Current Report on Form 8-K, date of event: January 16, 2003;

     4.   Current Report on Form 8-K, date of event: March 10, 2003; and

     5.   Current Report on Form 8-K, date of event: March 31, 2003.

All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of each such document. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

USURF America hereby undertakes to provide, without charge, to each person, including any beneficial owner, to whom a copy of this prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for copies should be directed to: Corporate Secretary, USURF America, Inc., 6005 Delmonico Drive, Suite 140, Colorado Springs, Colorado 80919; telephone (719) 260-6455.

     ----------------------------------------------------------------------
                                   THE COMPANY
     ----------------------------------------------------------------------

We offer voice (telephone), video (cable television) and data (Internet) services to our customers. We also market and sell telecommunications-related hardware and software. As we develop our business plan, our mode of choice for providing voice, video and data services will be through leading-edge technology over Internet Protocol (IP) networks. We have determined that distribution of these services in this manner will be more cost effective and will complement our developing IP telephony services.

We currently provide local telephone and dial-up Internet access to customers in Arizona; we provide cable television service to customers in Denver, Colorado; we provide high-speed wireless Internet access service to customers in Denver and Colorado Springs, Colorado; and we market and sell telecommunications-related hardware and software throughout the United States.


     ----------------------------------------------------------------------
                   AGREEMENT FOR CONSULTING AND LEGAL SERVICES
                          AND ISSUANCE OF COMMON STOCK
     ----------------------------------------------------------------------

At the end of 2002, we entered into an agreement for consulting and legal services with Newlan & Newlan, Attorneys at Law. Pursuant to that agreement, we have issued Newlan & Newlan a total of 3,500,000 shares of our common stock. Under the terms of this agreement, Newlan & Newlan has agreed to provide its usual consulting services with respect to legal and other business issues for the calendar year 2003. None of the shares of common stock to which this prospectus relates is issued pursuant to any program or plan and are not being administered by either the board of directors or any committee thereof.

The sale of any shares of common stock issued under the agreement with Newlan & Newlan must be made in compliance with federal and state securities laws. Officers, directors and 10%-or-greater shareholders, as well as certain other persons who may be deemed to be "affiliates" of our company under Federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption.


     ----------------------------------------------------------------------
                          SALES BY SELLING SHAREHOLDER
     ----------------------------------------------------------------------

The following table sets forth the name of the selling shareholder, the number of shares of common stock held, directly or indirectly, the amount of common stock to be owned by the selling shareholder following the sale of the shares of common stock hereunder and the percentage of shares of our common stock to be owned by the selling shareholder following completion of this offering.

Name of Selling Shareholder    Number of     Shares to    Shares to be Owned    % to be Owned
                              Shares Owned   be Offered     After Offering     After Offering
---------------------------   -----------    ----------   ------------------   ----------------
Newlan & Newlan (1)            3,500,000      3,500,000          -0-                  0%
---------------------------

     (1) The partners of Newlan & Newlan own, indirectly, 500,000 shares of our common stock.

     ----------------------------------------------------------------------
                           DESCRIPTION OF COMMON STOCK
     ----------------------------------------------------------------------

Common Stock
--------------------------------------------

Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock, nor are there any subscription, conversion or redemption rights applicable to the common stock. Our Articles of Incorporation, as amended, prohibit cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of common stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution or winding up, holders of shares of common stock will be entitled to receive, on a pro rata basis, all assets remaining after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available therefor. The board of directors has the authority to issue the authorized but unissued shares without action by the shareholders, subject to the rules of the American Stock Exchange.

Transfer Agent and Registrar
--------------------------------------------

Securities Transfer Corporation, Frisco, Texas, is the transfer agent and registrar for our common stock.


     ----------------------------------------------------------------------
                                 INDEMNIFICATION
     ----------------------------------------------------------------------

Article X of the Articles of Incorporation of USURF America provides that no director or officer shall be personally liable to USURF America or its shareholders for damages for breach of fiduciary duty as a director or officer; provided, however, that such provision shall not eliminate or limit the liability of a director or officer for (1) acts or omissions which involve intentional misconduct, fraud or a knowing violation of law or (2) the payment of dividends in violation of law. Any repeal or modification of Article X shall be prospective only and shall not adversely affect any right or protection of a director or officer of USURF America existing at the time of such repeal or modification for any breach covered by Article X which occurred prior to any such repeal or modification. The effect of Article X is that directors and officers will experience no monetary loss for damages arising out of actions taken (or not taken) in such capacities, except for damages arising out of intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of law.

As permitted by Nevada law, our bylaws provide that we will indemnify our directors and officers against expense and liabilities they incur to defend, settle or satisfy any civil, including any action alleging negligence, or criminal action brought against them on account of their being or having been directors or officers unless, in any such action, they are judged to have acted with gross negligence or willful misconduct. Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.


     ----------------------------------------------------------------------
                                  LEGAL MATTERS
     ----------------------------------------------------------------------

The law firm of Newlan & Newlan, Lewisville, Texas, has acted as our legal counsel in connection with the registration statement of which this prospectus forms a part and related matters. The firm of Newlan & Newlan owns 3,500,000 shares of our common stock and the partners of Newlan & Newlan own, indirectly, 500,000 shares of our common stock.

     ----------------------------------------------------------------------
                                     EXPERTS
     ----------------------------------------------------------------------

Our consolidated financial statements for the year ended December 31, 2002, included in our Annual Report on Form 10-KSB/A and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Hein + Associates LLP, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting. In addition, our consolidated financial statements for the year ended December 31, 2001, included in our Annual Report on Form 10-KSB/A and incorporated by reference in this Prospectus, have been incorporated herein in reliance on the report of Postlethwaite & Netterville, independent certified public accountants, given on the authority of that firm as experts in auditing and accounting.

================================================================================
                                     PART II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
================================================================================

Item 3. Incorporation of Documents by Reference.
-----------------------------------------------------------------------
The documents listed in (1) and (5) below are incorporated by reference in this registration statement. All documents subsequently filed by USURF America pursuant to Section 13(a), 13(c), 14 and 14(d) of the Securities Exchange Act of 1934, prior to the filing of a post-effective amendment which de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in the registration statement and to be part thereof from the date of filing of such documents.

     1.   Annual Report on Form 10-KSB/A for the year ended December 31, 2002;

     2.   Quarterly Report on Form 10-QSB for the quarter ended March 31, 2003;

     3.   Current Report on Form 8-K, date of event: January 16, 2003;

     4.   Current Report on Form 8-K, date of event: March 10, 2003; and

     5.   Current Report on Form 8-K, date of event: March 31, 2003.

Item 4. Description of Securities.
-----------------------------------------------------------------------
USURF America is authorized to issue up to 100,000,000 shares of common stock, $.0001 par value per share. Each share of common stock is entitled to one vote at all meetings of shareholders. All shares of common stock are equal to each other with respect to liquidation rights and dividend rights. There are no preemptive rights to purchase any additional shares of common stock, nor are there any subscription, conversion or redemption rights applicable to the common stock. The Articles of Incorporation, as amended, prohibit cumulative voting in the election of directors. The absence of cumulative voting means that holders of more than 50% of the shares voting for the election of directors can elect all directors if they choose to do so. In such event, the holders of the remaining shares of common stock will not be entitled to elect any director. A majority of the shares entitled to vote, represented in person or by proxy, constitutes a quorum at a meeting of shareholders. In the event of liquidation, dissolution or winding up, holders of shares of common stock will be entitled to receive, on a pro rata basis, all assets remaining after satisfaction of all liabilities. Holders of common stock are entitled to receive such dividends as the board of directors may from time to time declare out of funds legally available therefor. The board of directors has the authority to issue the authorized but unissued shares without action by the shareholders, subject to the rules of the American Stock Exchange.

Item 5. Interests of Named Experts and Counsel.
-----------------------------------------------------------------------
The selling shareholder is legal counsel to the USURF America, Inc.

Item 6. Indemnification of Directors and Officers.
-----------------------------------------------------------------------

Nevada Revised Statutes 78.037 is incorporated herein by this reference.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.
-----------------------------------------------------------------------
Inasmuch as the consultant who received shares of common stock is knowledgeable, sophisticated and had access to comprehensive information relevant to USURF America, such transaction was undertaken in reliance upon the exemption from provided by Section 4(2) of the Securities Act of 1933, as amended. As a condition precedent to such issuance, the consultant was required to express an investment intent and consent to the imprinting of a restrictive legend on each stock certificate to be received from USURF America, in the absence of sale pursuant an effective registration statement.

Item 8. Exhibits.
-----------------------------------------------------------------------

     Exhibit No.                            Description
     -----------     -----------------------------------------------------------

         5.1         Opinion of Newlan & Newlan, Attorneys at Law, re: Legality.

        10.1 Agreement for Consulting and Legal Services between USURF America, Inc. and Newlan & Newlan, Attorneys at Law.

        23.1         Consent of Hein + Associates LLP, independent auditors.

        23.2 Consent of Postlethwaite & Netterville, independent auditors.

        23.3         Consent of Newlan & Newlan, Attorneys at Law.

Item 9. Undertakings.
-----------------------------------------------------------------------

     (1)  The undersigned Registrant hereby undertakes:

          (a) To file, during any period in which offerings or sales are being made, a post-effective amendment to this Registration Statement to include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

          (b) That, for purposes of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (c)  To  remove  from   registration  by  means  of  a  post-effective
               amendment any of the securities being registered which remain unsold at the termination of the offering.

     (2) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of the Registrant's annual report pursuant to
          Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers or control persons pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

================================================================================
                                   SIGNATURES
================================================================================

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on the 19th day of May, 2003.

                                                      USURF AMERICA, INC.



                                                      By:/s/ DOUGLAS O. MCKINNON
                                                         -----------------------
                                                         Douglas O. McKinnon
                                                         President and Chief
                                                         Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-8 has been signed by the following persons in the capacities and on the dates included:


/s/ DOUGLAS O. MCKINNON                                             May 19, 2003
--------------------------
Douglas O. McKinnon          President and Chief Executive
                             Officer (Principal Executive Officer)
                             and Director

/s/ DAVID M. LOFLIN                                                 May 19, 2003
--------------------------
David M. Loflin              Chairman of the Board


/s/ ROSS S. BRAVATA                                                 May 19, 2003
--------------------------
Ross S. Bravata              Director


                                                                    May __, 2003
--------------------------
Richard E. Wilson            Director


/s/ CHRISTOPHER K. BRENNER                                          May 19, 2003
--------------------------
Christopher K. Brenner       Vice President of Administration and
                             Finance, Chief Financial Officer
                             (Principal Accounting Officer) and
                             Secretary